GOLDFARB, LEVY, ERAN & CO.

2 Ibn Gvirol Street

Tel Aviv 64077, Israel

November 8, 2005

Retalix Ltd.

10 Zarhin Street

Raanana, 43000

Israel

Dear Sirs:

We refer to the Registration Statement on Form F-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), by Retalix Ltd., an Israeli company (the “Company”), relating to the sale, from time to time, by the holders thereof of up to an aggregate of 161,032 of the Company’s Ordinary Shares, par value NIS 1.00 per share (“Ordinary Shares”).

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

In connection with this opinion, we have examined such corporate records, other documents and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, the Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as part of the Registration Statement and the references to this firm in the sections of the prospectus entitled “Legal Matters” and “Enforceability of Civil Liabilities”. This consent is not to be construed as an admission that we are a party whose consent is required to be filed as part of the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ Goldfarb, Levy, Eran & Co.

Goldfarb, Levy, Eran & Co.